EXHIBIT 10.28
THIRD AMENDMENT
TO THE
CATERPILLAR INC.
DEFERRED EMPLOYEES’ INVESTMENT PLAN
Caterpillar Inc. (the “Company”) sponsors the Caterpillar Inc. Deferred Employees’ Investment Plan (the “Plan”). The Plan was most recently amended and restated effective May 15, 2017 by a document dated May 9, 2017. Pursuant to Section 9.1 of the Plan, the Company has reserved the right to amend the Plan, in whole or in part, at any time. By this instrument, the Company amends the Plan to reflect overpayment recovery changes.
    1.    This Third Amendment shall be effective as of January 1, 2022.
    2.    Article X of the Plan is amended to add a new Section 10.13 to read as follows:
“10.13     Overpayments. If it is determined that the benefits under the Plan should not have been paid or should have been paid in a lesser amount, the Plan has the right at any time to, as elected by the Plan Administrator: (i) recover the overpayment from the recipient to whom it was made; (ii) offset the amount of that overpayment from a future payment to the recipient; or (iii) a combination of (i) and (ii). The Plan Administrator or the Company may also take all actions permissible under law and applicable guidance to recover for the Plan the amount of the overpayment.”
    3.    This Third Amendment amends only the provisions of the Plan as noted herein, and those provisions not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this Third Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and the intent of this Third Amendment.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed by its duly authorized representative as of December 15, 2021.

CATERPILLAR INC.

/s/ Cheryl H. Johnson
Cheryl H. Johnson
Chief Human Resources Officer

2